Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT ( the “Agreement”) dated this 10th day of July, 2023

BETWEEN:

Restore Franchise Group, LLC, a Georgia LLC owned by Ryan Schadel (the “Lender”)

And

Metavesco, Inc., a Nevada Corporation located at 410 Peachtree Pkwy, Suite 4245, Cumming, GA 30041 (the “Corporation”)

BACKGROUND:

A.	The Corporation is duly incorporated in the State of Nevada.

B.	The Lender is owned by the Corporation’s CEO and agrees to loan certain monies (the “Loan”) to the Corporation.

IN CONSIDERATION OF the Lender providing the Loan to the Corporation, and the Corporation repaying the Loan to Lender, both parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

Loan Amount & Interest

1.	The Lender promises to loan thirty thousand dollars USD ($30,000) to the Corporation and the Corporation promises to repay this principal amount to the Lender, at such address as may be provided in writing, with interest payable on the unpaid principal at the rate of 3% per annum, compounded yearly.

Payment

2.	The Loan will be repaid in full within 1 year from the execution of this Agreement.

Default

3.	Notwithstanding anything to the contrary in this Agreement, if the Corporation defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing under this Agreement at that time to be immediately due and payable.

Governing Law

4.	This Agreement is governed by the laws of the State of Nevada.

Costs

5.	All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Corporation, will be added to the principal then outstanding and will immediately be paid by the Corporation.

Assignment

6.	This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Corporation. The Corporation waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

7.	This Agreement may only be amended or modified by written instrument executed by both the Corporation and Lender.

Severability

8.	The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

Entire Agreement

9.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

Metavesco, Inc.

/s/ Ryan Schadel - President and CEO

Restore Franchise Group, LLC

/s/ Ryan Schadel – Managing Member